CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-201676 on Form N-1A of our report dated December 21, 2016, relating to the financial statements and financial highlights of the TCW | Gargoyle Hedged Value Fund, TCW | Gargoyle Dynamic 500 Fund, TCW | Gargoyle Systematic Value Fund, and TCW High Dividend Equities Long/Short Fund, each a series of the TCW Alternative Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 27, 2017